Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement of Ventrus Biosciences, Inc. on Form S-3 (No. 333-                 ) to be filed on or about May 17, 2012 of our report dated March 13, 2012 on our audits of the financial statements of Ventrus Biosciences, Inc. as of December 31, 2011 and 2010, and for each of the years in the three-year period ended December 31, 2011, and for the period from October 7, 2005 (Inception) to December 31, 2011 which report is included in the Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 14, 2012. We also consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3.

/s/ EisnerAmper LLP

New York, New York

May 17, 2012